Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

November 24, 2024

among

SUMMIT MATERIALS, INC.,

QUIKRETE HOLDINGS, INC.

and

SOAR SUBSIDIARY, INC.

TABLE OF CONTENTS

Page

Article 1 Definitions

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional and Interpretative Provisions	15

Article 3 The Surviving Corporation

Section 3.01.	Certificate of Incorporation	22
Section 3.02.	Bylaws	22
Section 3.03.	Directors and Officers	22

i

Article 10 Termination

Section 10.01.	Termination	75
Section 10.02.	Effect of Termination	78

Exhibit A	Voting Agreement
Exhibit B	Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of November 24, 2024, among Summit Materials, Inc., a Delaware corporation (the “Company”), Quikrete Holdings, Inc., a Delaware corporation (“Parent”), and Soar Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement, declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole stockholder of Merger Sub, approve and adopt this Agreement following the execution and delivery of this Agreement;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has (a) approved and declared advisable this Agreement and the transactions contemplated hereby and thereby, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement and (b) resolved to recommend, subject to the terms and conditions of this Agreement, that the Company’s stockholders approve and adopt this Agreement (such recommendation, the “Company Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Principal Stockholders has entered into a voting agreement dated as of the date of this Agreement and effective as of the date hereof pursuant to which, among other things, each of the Principal Stockholders has agreed to vote the Company Common Shares and any other equity interests of the Company it beneficially owns in favor of the adoption of this Agreement as more particularly set forth in the form attached hereto as Exhibit A (the “Voting Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1

Definitions

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“2027 Notes Indenture” means the Indenture, dated as of March 15, 2019, by and among Summit Materials, LLC (“Summit LLC”), a Delaware limited liability company and indirect subsidiary of the Company, Summit Materials Finance Corp. (“Summit Finance”), a Delaware corporation and indirect subsidiary of the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee.

“2029 Notes Indenture” means the Indenture, dated as of August 11, 2020, by and among Summit LLC, Summit Finance, the guarantors named therein and Wilmington Trust, National Association, as trustee.

“2031 Notes Indenture” means the Indenture, dated as of December 14, 2023, by and among Summit LLC, Summit Finance, the guarantors named therein and Wilmington Trust, National Association, as trustee.

“Acceptable Confidentiality Agreement” means (i) a confidentiality agreement entered into by the Company from and after the date of this Agreement that (a) contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, an Acquisition Proposal, acquiring the Company or taking any other similar action, or otherwise contain any standstill or similar provision), (b) does not prohibit the Company from complying with Section 6.04 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement and (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons to the extent such standstill provisions would prohibit such Person from making, negotiating or effecting an Acquisition Proposal.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, net revenues or net income, as applicable, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets, net revenues or net income of the Company or its Subsidiaries.

“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.04(d).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 7.04(d).

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery or corruption.

“Antitrust Division” has the meaning set forth in Section 8.01(b).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state, provincial or local law, constitution, treaty, act, statute, code, rule, regulation, order, injunction, judgment, decree, writ, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person.

“Balance Sheet Date” has the meaning set forth in Section 4.10.

“Board of Directors” has the meaning set forth in the Recitals.

“Bond Financing” has the meaning set forth in Section 5.09(a).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cap” has the meaning set forth in Section 8.01(c).

“Capitalization Date” has the meaning set forth in Section 4.05(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“CBA” has the meaning set forth in Section 4.18(a).

“Certificate of Merger” has the meaning set forth in Section 2.01(c).

“Certificates” has the meaning set forth in Section 2.03(a).

“Chosen Courts” has the meaning set forth in Section 11.08.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 30, 2023, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2023.

“Company Bylaws” means the Third Amended and Restated Bylaws of the Company.

“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company.

“Company Class A Common Shares” has the meaning set forth in Section 4.05(a).

“Company Class B Common Shares” has the meaning set forth in Section 4.05(a).

“Company Common Shares” has the meaning set forth in Section 4.05(a).

“Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 17, 2015, among Summit LLC, as borrower, the guarantors party thereto, the several banks and other financial institutions or entities party thereto, Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swing line lender, and the other parties thereto, as amended prior to the Closing Date.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub or their Representatives.

“Company Employee” means any employee of the Company or any of its Subsidiaries.

“Company Equity Award” means any Company Option, Company RSU or Company PSU.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended from time to time.

“Company Indentures” means, collectively, the 2027 Notes Indenture, the 2029 Notes Indenture and the 2031 Notes Indenture.

“Company IT Systems” has the meaning set forth in Section 4.15(g).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, assets, business, properties or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Effect to the extent resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region in which the Company and its Subsidiaries operate, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs, (iii) conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (iv) changes or prospective changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other business relationships resulting from any of the foregoing (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including as provided in Section 4.04), (vii) any actions taken (or omitted to be taken) at the express written request of Parent or Merger Sub, (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the shares of Company Common Shares or any other securities of the Company on the NYSE or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required or expressly contemplated or permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Option” means an option to purchase Company Class A Common Shares granted under the Company Stock Plan.

“Company Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, individual consulting, bonus, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, stock purchase, stock option, appreciation right, restricted stock, restricted stock unit, phantom stock, equity or equity-based, medical, health, life insurance, dental, vision, drug, legal, cafeteria, spending account, vacation, sick time, paid time off, supplemental unemployment, welfare, disability (long-term or short-term), post-employment, fringe benefit or other compensation or benefit plan, program, policy or agreement, whether or not subject to ERISA, whether written or unwritten, and (c) each other compensation or benefit plan, program, policy or agreement, determined without regard to whether such plan, program, policy or agreement is in writing, funded or unfunded, or subject to ERISA, in each case that is sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former Company Service Provider and/or any of their spouses, dependents or beneficiaries or with respect to which the Company or any of its Subsidiaries has or may reasonably be expected to have any liability or obligation (direct or indirect, contingent or otherwise) including as a result of an ERISA Affiliate or by agreement, guaranty, indemnity or otherwise other than in each case any such plan, program, policy or agreement that is operated by any Governmental Authority and with respect to which the Company or any of its Subsidiaries is required to contribute to as a matter of law.

“Company Preferred Shares” has the meaning set forth in Section 4.05(a).

“Company PSU” means a restricted stock unit that is subject to vesting conditions based in whole or in part on performance goals granted under the Company Stock Plan.

“Company Recommendation” has the meaning set forth in the recitals.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.15(c).

“Company RSU” means a restricted stock unit that is subject to vesting conditions based solely on continued employment or service granted under the Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(c).

“Company Service Provider” means any employee, director, officer, manager, individual independent contractor or individual consultant of the Company or any of its Subsidiaries.

“Company Stock Plan” means the Company’s Amended and Restated 2015 Omnibus Incentive Plan, as amended from time to time.

“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Company Termination Fee” has the meaning set forth in Section 11.04(b)(i).

“Company Warrants” means the warrants issued by the Company on or about March 11, 2015, and exercisable to purchase Company Class A Common Shares.

“Company-Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company 401(k) plan” has the meaning set forth in Section 7.03(e).

“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Continuing Employee” has the meaning set forth in Section 7.03(b).

“D&O Insurance” has the meaning set forth in Section 7.02(d).

“Data Security Requirements” means, collectively, all of the following to the extent relating to personal, sensitive, or confidential information or data or otherwise relating to privacy, security, or security breach notification requirements and, in each case, applicable to the Company or any of its Subsidiaries, the conduct of their businesses, or any Company IT System: (i) the Company and its Subsidiaries’ own published rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all Applicable Laws, and all binding industry standards applicable to the Company and its Subsidiaries’ industry (including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements relating to the processing of personal information that the Company or any of its Subsidiaries has entered into or by which it is bound.

“Debt Commitment Letter” has the meaning set forth in Section 5.09(a).

“Debt Financing” has the meaning set forth in Section 5.09(a).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letter (including any Alternative Financing Commitment Letter) and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto. For the avoidance of doubt, neither Parent nor Merger Sub shall be considered a Debt Financing Source.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, the respective Affiliates of each of the foregoing and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing. For the avoidance of doubt, neither Parent nor Merger Sub shall be considered a Debt Financing Sources Related Party.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).

“EBITDA” means (A) with respect to the assets, licenses, rights, product lines, businesses or interests therein of the Company and its Subsidiaries, net income plus depreciation and amortization, plus interest expense, less interest income, plus income taxes expense net (which for clarity can be a positive or negative amount), plus adjustments that are consistent with the Company’s past reporting practices and (B) with respect to the assets, licenses, rights, product lines, businesses or interests therein of Parent and its Subsidiaries, earnings before interest, taxes, depreciation and amortization, restructuring costs and any non-recurring and extraordinary items, calculated in accordance with the past reporting practices of Parent and its Subsidiaries, excluding any allocation of corporate level expenses; provided that, in the case of clause (B), the EBITDA generated by the assets, licenses, rights, product lines, businesses or interests therein set forth on Section 1.01(c) of the Company Disclosure Schedule will be deemed to be the amount of EBITDA set forth thereon with respect thereto.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.01(c).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means any Applicable Laws relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, presence, release or disposal of hazardous substances or materials or (c) human health and safety as it relates subclause (b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated at any relevant time as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).

“First Extended Outside Date” has the meaning set forth in Section 10.01(b)(i).

“FTC” has the meaning set forth in Section 8.01(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, or the NYSE or any self-regulatory organization.

“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, and toxic mold or fungi.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” has the meaning set forth in Section 7.02(a).

“Initial Outside Date” has the meaning set forth in Section 10.01(b)(i).

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction anywhere in the world, including in the following: trademarks, service marks, logos, brand names, trade dress, and trade names (including any and all goodwill related thereto), domain names, mask works, inventions, patents (including reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations), trade secrets, confidential information, copyrights, works of authorships, rights in software, data, databases and documentation thereof, know-how, technology and any other similar type of proprietary intellectual property rights and any registrations or applications for registration of any of the foregoing.

“Internal Controls” has the meaning set forth in Section 4.07(d).

“Intervening Event” has the meaning set forth in Section 6.04(f).

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge (after reasonable inquiry) of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge (after reasonable inquiry) of the individuals listed on Section 1.01(a)(ii) of the Parent Disclosure Schedule.

“Lease” means a lease, license, sublease, occupancy agreement, concession, permit or other arrangement pursuant to which the Company or any of its Subsidiaries has a right to use real property as lessee, licensee, sublessee, occupant, concessionaire, permittee or similar user, without regard to whether the Company or Subsidiary is considered under Applicable Law to be the fee owner of the minerals or other resources to be extracted thereunder.

“Leased Real Property” means real property which the Company or any of its Subsidiaries uses pursuant to a Lease, together with all right, title and interest of the Company and its Subsidiaries in and to all leasehold improvements thereto, all easements, rights and appurtenances pertaining thereto and all security deposits, reserves and prepaid rents and royalties paid in connection therewith.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, exclusive license or other similar adverse claim of any kind in respect of such property or asset.

“Marketing Period” shall mean the first period of 15 consecutive Business Days commencing on or after January 6, 2025, and throughout which (x) solely in the event that a Second Request shall have been issued or Parent and the Company have been informed by the FTC or Antitrust Division that a Second Request will be issued, in each case, in connection with the transactions contemplated by this Agreement, the conditions set forth in Section 9.01(b) (but solely as it relates to the HSR Act) and (d) shall be satisfied; and (y) the applicable Required Information shall have been delivered to Parent and shall remain compliant in all material respects with all applicable provisions of Regulation S-X and Regulation S-K under the 1933 Act, provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered; provided that (i) the Marketing Period (A) shall not commence prior to January 6, 2025 and must occur either entirely before or entirely after (1) the period from and including February 12, 2025 to the later of (x) the date upon which the historical financial information required to be provided to the Debt Financing Sources pursuant to paragraph 6(b) of Annex B of the Debt Commitment Letter (as in effect on the date hereof) in relation to fiscal year ended 2024 has been delivered and (y) March 31, 2025, (2) the period from and including August 16, 2025 through September 1, 2025 and (3) the period from and including December 22, 2025 through January 2, 2026 and (B) shall exclude (1) July 3, 2025, (2) November 26, 2025 through and including November 28, 2025, (3) January 19, 2026 and (4) February 16, 2026 (it being understood that such days, in each case of the preceding subclauses (1), (2), (3) and (4), shall be disregarded for purposes of calculating the consecutive days consisting of the Marketing Period, but shall not disqualify any period including such days from being “consecutive”); (ii) delivery of new financial statements pursuant to the definition of Required Information will terminate the continuation of a potential Marketing Period that has commenced but not yet completed; (iii) if the Marketing Period has not completed prior to the delivery to Parent of the Required Information for any fiscal quarter or fiscal year of the Company ending on or after March 15, 2025, then the Marketing Period shall not commence prior to the date that is two (2) calendar days after the deadline promulgated by the SEC for a “Large Accelerated Filer” to file its Form 10-K or Form 10-Q (as applicable) for the applicable period; (iv) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Company’s independent registered public accounting firm shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new audit opinion is issued with respect to the consolidated financial statements of the Company included in the Required Information for the withdrawn period(s) by the Company’s independent registered accounting firm, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent; (v) if the financial statements included in the Required Information that are available to Parent on the first day of any such 15 Business Day period would not be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, then such Marketing Period shall not begin until the first day thereafter when this clause (v) shall not be applicable and the other applicable terms and conditions of this definition will be satisfied, (vi) the Marketing Period shall not be deemed to have commenced if, prior to completion of the Marketing Period, the Company has issued a public statement indicating its intent to restate the historical financial statements of the Company or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed or the Company has announced that it has concluded that no restatement shall be required, and (vii) the Marketing Period shall be deemed completed on any earlier date on which the Bond Financing is consummated (including, if applicable, consummation of the Bond Financing into escrow).

“Material Contract” has the meaning set forth in Section 4.20(a).

“Material Lease” has the meaning set forth in Section 4.14(c).

“Material Owned Real Property” has the meaning set forth in Section 4.14(b).

“Material Site” means a Product Site (i) which contributed, or, in the event not held for the duration of such fiscal year, would reasonably have been expected to contribute, individually, more than $10,000,000 to the revenue of the Company or any of its Subsidiaries for the fiscal year ended December 30, 2023, or (ii) the complete loss of which would cause a Company Material Adverse Effect.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.17(h).

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunctions, judgments or decrees of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 10.01(b)(i).

“Owned Real Property” means real property and interests in real property owned in fee or in perpetuity, together with all buildings, structures, improvements thereon and fixtures located thereon, and all easements and other right and interests appurtenant thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company or its Representatives.

“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, impair or materially delay the ability of Parent, Merger Sub or the Company to perform its material obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby as promptly as reasonably practicable and, in any event, on or prior to the Outside Date.

“Parent 401(k) Plan” has the meaning set forth in Section 7.03(e).

“Paying Agent” has the meaning set forth in Section 2.03(a).

“Pension Plan” means (a) an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and/or is subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (b) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (c) a “multiemployer pension plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Permit” means each governmental license, franchise, certificate, approval, registration, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business as currently conducted.

“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals, in accordance with GAAP, are reflected in the Company Balance Sheet, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens incurred in the ordinary course of business and which are not delinquent or which are being contested in good faith and which do not materially impair the operation of the business as currently conducted, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the value or the use of the property subject thereto or materially affect the ability of the Company or the applicable Subsidiary to carry on its business as now conducted, (e) statutory landlords’ Liens and Liens granted to landlords under any lease, (f) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (g) any purchase money security interests, equipment leases or similar financing arrangements, (h) any Liens securing indebtedness or liabilities that are reflected on the most recent consolidated balance sheet of the Company or notes thereto, (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the organizational documents of the issuer of such securities, (j) Liens as set forth on Section 1.01(b) of the Company Disclosure Schedule, and (k) any Liens that do not materially and adversely affect the use or operation of the property or assets subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Principal Stockholders” mean Cementos Argos S.A., Argos SEM, LLC and Valle Cement Investments, Inc.

“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Product Operation” means a mine, cement plant, ready-mixed concrete plant or asphalt plant.

“Product Site” means an assemblage of Real Property (which may include both Owned Real Property and Leased Real Property) used for one or more Product Operations, (i) which Product Operations are contiguous, similarly named, or operated as a single economic unit, or (ii) where one Product Operation supplies raw materials to one or more other Product Operations.

“Proxy Statement” has the meaning set forth in Section 8.02(a).

“Real Property” means Leased Real Property or Owned Real Property.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 12, 2024, by and among the Company, Cementos Argos S.A., Argos SEM, LLC and Valle Cement Investments, Inc.

“Regulatory Actions” has the meaning set forth in Section 8.01(c).

“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors acting on such Person’s behalf.

“Required Funds” has the meaning set forth in Section 5.09(c).

“Required Information” has the meaning set forth in Section 6.06(a)(ii).

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) ordinarily resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Sevastopol, Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine and Venezuela); or (iii) owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by any of the foregoing.

“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Request” means a request for additional information or documentary material pursuant to the HSR Act issued by a Governmental Authority.

“Solvent” has the meaning set forth in Section 5.10.

“Stockholder Agreement” means that certain Stockholder Agreement, dated as of January 12, 2024, by and among the Company, Cementos Argos S.A., Argos SEM, LLC, Valle Cement Investments, Inc. and, solely for the purpose of specified sections of the Stockholder Agreement, Grupo Argos S.A.

“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning set forth in Section 6.04(e).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” means all federal, state, local, provincial, and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments, in each case, in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement entered into among the Company and the other persons party thereto, dated March 11, 2015.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and schedules or attachments thereto.

“Taxing Authority” means the IRS or any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Uncertificated Shares” has the meaning set forth in Section 2.03(a).

“Voting Agreement” has the meaning set forth in the recitals.

Section 1.02. Other Definitional and Interpretative Provisions. Unless context requires otherwise, the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided that the contents of the Company Disclosure Schedule are “facts ascertainable” (as that term is used in Section 251(b) of the DGCL) and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices,” with such practices being interpreted hereunder taking into account the circumstances thereof. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (a) publicly available on the SEC EDGAR database (without redaction or omission) prior to the execution of this Agreement or (b) uploaded prior to the execution of this Agreement in the “Project Aspen” dataroom hosted on Datasite at least one day prior to the date of the Agreement and fully available to Parent and its Representatives.

Article 2

The Merger

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

(b)       Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than three Business Days after the date the last of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing; provided that, notwithstanding the foregoing, in no event shall Parent be obligated to consummate the Closing prior to the third Business Day after the last day of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(c)       At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).

(d)       The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02. Conversion of Shares. Except as set forth in Section 2.05, as of the Effective Time:

(a)       Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $52.50 in cash without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax. As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)       Each Company Common Share held by the Company as a treasury share or owned, directly or indirectly, by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto.

(c)       Each Company Common Share held by any Subsidiary of the Company immediately prior to the Effective Time will be converted into such number of common shares of the Surviving Corporation such that each such Person owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Person owned in the Company immediately prior to the Effective Time.

(d)       Each common share of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one common share of the Surviving Corporation and, except as provided in Section 2.02(c), will constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e)       Each Company Preferred Share outstanding immediately prior to the Effective Time will automatically be canceled and retired for no consideration and will cease to exist.

Section 2.03. Surrender and Payment. (a) Prior to the Closing Date, Parent shall appoint a nationally recognized bank, trust company or other agent reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and enter into a paying agent agreement, reasonably acceptable to the Company, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available to the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares, and such aggregate Merger Consideration shall not be used for any purpose other than to fund payments due pursuant to Section 2.02 and this Section 2.03. Except as set forth in Section 2.05, as promptly as practicable after the Effective Time (but no later than two Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (which will be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)       Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02 will be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Company Common Share represented by a Certificate or for each Uncertificated Share (less any applicable withholding). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any such Company Common Shares.

(c)       If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)       At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2, including subject to applicable Law in the case of Dissenting Company Shares.

(e)       Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares 12 months after the Effective Time will be returned to Parent, and any such holder who has not exchanged any Company Common Share for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Share without any interest thereon (subject to abandoned property escheat or similar Applicable Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable, including to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered or Uncertificated Share shall not have been transferred prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. (a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by the Company’s stockholders who are entitled to demand and shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of Uncertificated Shares that formerly evidenced such Company Common Shares in the manner provided in Section 2.03 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.09).

(b)       The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands in respect of Dissenting Company Shares or waive any failure to timely deliver a written demand for appraisal.

Section 2.05. Treatment of Equity Awards; Company ESPP. (a) Effective as of immediately prior to the Effective Time, each award of Company RSUs that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Class A Common Shares subject to such vested award of Company RSUs. Following the Effective Time, no award of Company RSUs that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any award of Company RSUs shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.05(a) (without interest and subject to applicable Tax withholdings) in exchange for such award of Company RSUs.

(b)       Effective as of immediately prior to the Effective Time, each award of Company PSUs that is outstanding immediately prior to the Effective Time shall vest (based on the level of achievement of the applicable performance goals set forth below) and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to (i) the Merger Consideration, multiplied (ii) the number of shares of Company Class A Common Shares subject to such award of Company PSUs as determined pursuant to the following sentence. For purposes of this Section 2.05(b), the number of shares of Company Class A Common Shares subject to such award of Company PSUs that shall vest as of immediately prior to the Effective Time shall be determined based on target performance. Following the Effective Time, no award of Company PSUs that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any award of Company PSUs shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.05(b) (without interest and subject to applicable Tax withholdings) in exchange for such award of Company PSUs.

(c)       Effective as of immediately prior to the Effective Time, each award of Company Options that is outstanding immediately prior to the Effective Time shall fully vest, to the extent not vested previously, and be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Class A Common Shares subject to such award of Company Options, multiplied by (ii) the number of shares of Company Class A Common Shares subject to such award of Company Options; provided that if the applicable exercise price per share of Company Class A Common Shares of an award of Company Options is equal to or greater than the Merger Consideration, such award of Company Options shall be canceled at the Effective Time for no consideration. Following the Effective Time, no award of Company Options that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any award of Company Options shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.05(c) (without interest and subject to applicable Tax withholdings) in exchange for such Company Option so long as the exercise price per share of the Company Class A Common Shares of the award of Company Options is less than the Merger Consideration.

(d)       Prior to the Effective Time, the Board of Directors or a duly authorized committee thereof shall take such actions, including any such actions under the Company Stock Plan, as may be required or necessary to (i) effectuate the provisions of this Section 2.05 and (ii) terminate the Company Stock Plan, in each case prior to, and contingent upon, the Effective Time.

(e)       Prior to the Effective Time, the Board of Directors or a duly authorized committee thereof shall take such actions, including any such actions under the Company ESPP, as may be required or necessary to provide that, (i) the Company ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date of this Agreement and no new offering periods shall commence under the Company ESPP at any time on or after the date hereof, (ii) no current participants in the Company ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the Company ESPP from those in effect on the date of this Agreement and no individuals not participating in the Company ESPP as of the day before the date of this Agreement shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time, (iii) effective as of immediately prior to the Effective Time, any “offering period” that would otherwise be in progress as of the Effective Time will be accelerated to a date on or prior to the fifth (5th) Business Day prior to the Closing Date, (iv) each purchase right under any offering period that is in progress as of the date of this Agreement shall be fully exercised in accordance with the terms of the Company ESPP on the earlier of (x) the scheduled purchase date for such offering period and (y) such accelerated exercise date, if applicable, (v) any participant payroll deductions not applied to the purchase of shares under the Company ESPP after the final offering period shall be returned to the participant without interest prior to the Effective Time, and (vi) the Company ESPP shall terminate prior to, and contingent upon, the Effective Time.

(f)       All payments under this Section 2.05(a) through (c) shall be made by the Surviving Corporation through its payroll system at or as soon as practicable after the Effective Time (and in no event later than the later of the next regularly scheduled payroll run of the Company and three Business Days following the Effective Time), pursuant to the Company’s ordinary payroll practices, and will be subject to any applicable Tax withholding; provided that, with respect to any award of Company RSUs, Company PSUs or Company Options that constitutes “deferred compensation” subject to Section 409A of the Code, either in whole or in part, settlement of such award shall be made, without interest, to the extent necessary to comply with Section 409A of the Code, on the earliest permissible date that such delivery would not trigger a Tax or penalty under Section 409A of the Code.

Section 2.06. Adjustments. Without limiting any rights or obligations otherwise set forth in this Agreement, if, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, of the Company shall have changed into a different number or class of shares or other securities by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, or any merger, consolidation or other event or similar transaction, but excluding any change that results from settlement or exercise (as applicable) of Company RSUs, Company PSUs or Company Options or the treatment of the Company ESPP, in each case as described above, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Company Securities the same economic effect as contemplated by this Agreement prior to such event.

Section 2.07. Treatment of Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of a Company Warrant, each Company Warrant that is outstanding as of immediately prior to the Effective Time shall, upon the Effective Time, convert into the right to receive cash, without interest and, if applicable, subject to Tax withholdings, in an amount equal to the product of (a) the number of Company Class A Common Shares the holder of such Company Warrant would have received had such Company Warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price per Company Class A Common Share underlying such Company Warrant; provided that if the exercise price per Company Class A Common Share underlying such Company Warrant is equal to or greater than the Merger Consideration, no payment shall be due to the holder of such Company Warrant upon the surrender of the Company Warrant to the Company or the Surviving Corporation. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each Company Warrant shall thereafter represent only the right to receive the applicable amounts payable pursuant to the foregoing sentence, if any (without interest and, if applicable, subject to Tax withholdings). All payments under this Section 2.07 shall be made by the Surviving Corporation as soon as practicable and no later than five Business Days following the holder’s exercise of the Company Warrants.

Section 2.08. Withholding Rights. Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation, the Paying Agent and any of their respective Affiliates or agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Applicable Law in respect of Taxes. Any amounts so deducted or withheld shall, to the extent paid over to the appropriate Taxing Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an agreement to indemnify the Surviving Corporation against any claim that may be made with respect to such Certificate (including, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct), the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.

Article 3

The Surviving Corporation

Section 3.01. Certificate of Incorporation. Subject to Section 7.02, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.

Section 3.02. Bylaws. Subject to Section 7.02, the bylaws of Merger Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation. Prior to the Closing Date, the Company shall either remove (or cause the removal of) or use reasonable best efforts to procure resignation letters (in a form and substance reasonably satisfactory to Parent) of each individual serving as a director of any Subsidiary of the Company or member of any committee of a Subsidiary of the Company’s board of directors, in each case, solely in such individual’s capacity as a director of any Subsidiary of the Company and member of any committee of a Subsidiary of the Company’s board of directors, and in each case conditioned upon and effective as of the Closing, and shall deliver, or cause to be delivered, to Parent such procured resignation letters (or evidence of such removal) at or prior to the Closing.

Article 4

Representations and Warranties of the Company

Except as (a) disclosed in any Company SEC Document filed after January 1, 2021 and before November 21, 2024 (but excluding any forward-looking disclosures set forth in any “risk factors” section or “forward-looking statements” section under the heading “Quantitative and Qualitative Disclosures About Market Risk” or any other statements that are similarly predictive, cautionary or forward-looking in nature; it being understood that any factual information contained within such sections shall not be excluded) (it being understood that this clause (a) shall not apply to Section 4.01, Section 4.02, Section 4.05, Section 4.23 or Section 4.24); or (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:

Section 4.01. Corporate Existence and Power. (a) The Company (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all corporate powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws, which are in effect as of the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action not previously taken on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Company Common Shares to vote at the Company Stockholders Meeting on the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law or under the organizational documents of the Company or any of its Subsidiaries necessary to consummate the transactions contemplated hereby (including the Merger). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)       At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement, and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby upon the terms and conditions set forth herein, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement in accordance with the DGCL and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws (including filing, or causing to be filed, the Proxy Statement and the clearance thereof by the SEC), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NYSE and (e) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and, in the case of the consummation of the transactions contemplated hereby, receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share (“Company Class A Common Shares”), 250,000,000 shares of Class B common stock, par value $0.01 per share (“Company Class B Common Shares” and, together with Company Class A Common Shares, “Company Common Shares”) and 250,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Shares”). As of November 21, 2024 (such date, the “Capitalization Date”), there were outstanding (i) 175,586,471 Company Class A Common Shares, (ii) no Company Class B Common Shares, (iii) one Company Preferred Share, (iv) 1,197,410 Company Class A Common Shares subject to outstanding Company RSUs, (v) 524,095 Company Class A Common Shares subject to outstanding Company PSUs (assuming target performance), (vi) 174,259 Company Class A Common Shares subject to outstanding Company Options (vii) 5,444,302 Company Class A Common Shares outstanding and available for issuance under the Company Stock Plan, (viii) 5,290,687 Company Class A Common Shares outstanding and available for issuance under the Company ESPP and (ix) 31,519 Company Class A Common Shares subject to outstanding Company Warrants.

(b)       As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote.

(c)       Except as set forth in Section 4.05(a), as of the Capitalization Date there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) share options, restricted shares, restricted share units, share appreciation rights, “phantom” equity, profits interests, contingent value rights, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(d)       Except pursuant to the Stockholder Agreement or the Registration Rights Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. Except pursuant to the Stockholder Agreement or the Registration Rights Agreement, there are no (i) voting trusts, proxies or similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, (C) relating to the voting, or requiring registration, of any Company Securities or (D) requiring the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. None of (1) the shares of capital stock of the Company or (2) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted and to own, lease or operate its respective properties, rights and assets, except for any failure to be so formed, existing and in good standing or any failure to have such power or authority as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the properties, or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organizations as of the date hereof are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2023. There are no non-wholly owned Subsidiaries of the Company as of the date hereof. None of the Subsidiaries of the Company is in material violation of its organizational documents.

(b)       All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) share options, restricted shares, share appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person.

Section 4.07. SEC Filings; Internal Control. (a) Since January 1, 2022, the Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Laws (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)       As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)       As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)       The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2022, the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities and (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls, including management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since January 1, 2022, there has been no material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective Internal Controls. Since January 1, 2022, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(e)       As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review.

(f)       The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(g)       Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.

(h)       No Subsidiary of the Company is required to file, or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.

Section 4.08. Financial Statements. The audited consolidated financial statements (including any related notes and schedules) and unaudited consolidated interim financial statements (including any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (a) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements (and neither the Company nor any Subsidiary of the Company has any commitment to become a party to any off-balance sheet arrangement) of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

Section 4.09. Disclosure Documents. The Proxy Statement will, with respect to information regarding the Company, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since December 30, 2023 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of clauses (d), (e), (g), (j), (l), (n), (o) or (p) of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations to the extent disclosed and provided for in the Company Balance Sheet (or notes thereto); (b) liabilities or obligations to the extent incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws; Permits. (a) Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance with all Applicable Laws and (ii) neither the Company nor any of its Subsidiaries nor any of their respective assets is, to the Knowledge of the Company, under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law.

(b)       Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities for the ownership and operation of their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.

(c)       The Company and its directors, officers and each of its Subsidiaries, and, to the Knowledge of the Company, the directors and officers of each such Subsidiary and the respective employees, consultants and agents of the Company and its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), are and for the past five years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law. The Company and each of its Subsidiaries have adhered to a code of ethics with respect to compliance and internal controls that is reasonably designed to ensure compliance with Anti-Corruption Laws.

(d)       None of the Company, its directors, officers or any of its Subsidiaries, or, to the Knowledge of the Company, the directors and officers of each such Subsidiary and the respective employees, consultants and agents of the Company or its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries): is or has been for the past five years (i) a Sanctioned Person; (ii) transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; or (iii) violated any Ex-Im Law.

(e)       Neither the Company nor any of its Subsidiaries has been for the past five years the subject of any allegation or enforcement proceeding, nor to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions.

(f)       As of the date hereof, neither the Company nor any of its Subsidiaries has applied for and obtained any benefit, loan, right or amount under the CARES Act or any other Applicable Law intended to address COVID-19 that would reasonably be expected to result in material restrictions on the business of the Company and its Subsidiaries.

Section 4.13. Litigation. There is, and since January 1, 2021 has been, no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Authority or (b) Order outstanding against the Company or any of its Subsidiaries, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company and there is no Order outstanding that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 4.14. Properties. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.

(b)       Section 4.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list of all Owned Real Property comprising each Material Site (“Material Owned Real Property”). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid fee simple title to all Material Owned Real Property, free and clear of all Liens other than Permitted Liens.

(c)       Section 4.14(c) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list, as of the date of this Agreement, of all Leases of Real Property included in each Material Site (each, a “Material Lease”). The Company has made available to Parent a true and complete copy of each such Material Lease. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Lease is valid and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party under any Material Lease and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Lease, is in violation of any provision of any Material Lease which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Lease.

(d)       None of the Leased Real Property or Owned Real Property of the Company, other than the Material Sites, is material to the Company and its Subsidiaries, taken as a whole.

Section 4.15. Intellectual Property. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not currently infringe on, misappropriate or otherwise violate, and since January 1, 2022, the conduct of the Company and its Subsidiaries has not infringed on, misappropriated or otherwise violated, the Intellectual Property rights of any Person, and (ii) there is no claim or Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries alleging any of the foregoing.

(b)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2022 has infringed, misappropriated or otherwise violated the Company-Owned Intellectual Property, and neither the Company nor any of its Subsidiaries have sent written notice or initiated any Proceeding alleging the same; and (ii) no Company-Owned Intellectual Property is subject to any outstanding judgment, injunction, Order or decree restricting the use thereof by the Company or its Subsidiaries.

(c)       Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration and Internet domain names for Company-Owned Intellectual Property (the “Company Registered Intellectual Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part; (ii) there is no, and has not since January 1, 2022 been any, pending or, to the Company’s Knowledge, threatened Proceeding (A) challenging or contesting the ownership, validity, registrability, scope or enforceability of any Company-Owned Intellectual Property or (B) brought by the Company or one of its Subsidiaries and challenging or contesting the ownership, validity, registrability, scope or enforceability of any Intellectual Property rights of any other Person; and (iii) all required filings and fees required to maintain the Company Registered Intellectual Property have been filed and paid to the relevant Governmental Authority and authorized registrars.

(d)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) either the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Company-Owned Intellectual Property; (ii) the Company and its Subsidiaries have valid rights to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case of clause (i) and clause (ii), free and clear of any Liens (other than Permitted Liens); and (iii) the transactions contemplated hereby will not (A) impair any such ownership or rights or (B) pursuant to any contract to which the Company or its Subsidiaries are a party, result in Parent or any of its Affiliates granting any right to any Intellectual Property owned by, or licensed to, any of them.

(e)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken and currently take reasonable steps in accordance with generally accepted industry practice to protect, defend and enforce all Company-Owned Intellectual Property and to maintain the confidentiality of all trade secrets and other confidential information held by the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current and former employees, contractors, consultants, agents, and other individuals with access to any trade secrets or other material confidential information held by the Company or any of its Subsidiaries have executed a valid and enforceable agreement (or are bound by comparable professional obligations of confidentiality) providing for non-disclosure of such trade secrets and other confidential information.

(f)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Persons who have developed any Intellectual Property on behalf of the Company or its Subsidiaries have done so pursuant to a valid and enforceable agreement that assigns to the Company or one of its Subsidiaries any ownership right such Person may have in such Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material Company-Owned Intellectual Property was developed by (i) an employee of the Company or its Subsidiaries working within the scope of his or her employment at the time of such development, or (ii) a contractor, consultant, agent, or other Person that has executed an appropriate instrument of assignment in favor of the Company or one of its Subsidiaries as assignee that conveys to the Company or one of its Subsidiaries ownership of all rights in the Company-Owned Intellectual Property.

(g)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with, and since January 1, 2022 have materially complied with, all applicable Data Security Requirements and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority alleging any violation thereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, the Company and its Subsidiaries have used commercially reasonable efforts to implement and maintain reasonable and appropriate technical and organizational safeguards designed to protect confidential, proprietary or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, (i) the Company and its Subsidiaries have not experienced any incident in which confidential, proprietary or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was or may have been stolen, misused, misappropriated or improperly accessed, including any breach of security, and (ii) there have been no disruptions, failures of, or unauthorized access to or unauthorized use of the information technology systems, computers, computer systems and networks, software, databases, servers, and communication systems, including all software and data stored on or contained therein or transmitted thereby, owned or controlled by the Company and its Subsidiaries (the “Company IT Systems”) and the Company and its Subsidiaries have not sent or received any written notices or written complaints from any Person with respect to either of the foregoing clauses (i) and (ii).

(h)       Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own or have sufficient rights to use all Company IT Systems. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company IT Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) the Company and its Subsidiaries have used and currently use commercially reasonable efforts consistent with generally accepted industry practice to protect the confidentiality, integrity and security of the Company IT Systems from any unauthorized use, access, interruption, or modification and from any bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware,” “malware” or any other disabling or malicious code. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries uses commercially reasonable efforts to have in place adequate security, business continuity, and disaster recovery plans and procedures, and acts in material compliance therewith.

Section 4.16. Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)       All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b)       The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable. The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party.

(c)       There is no Proceeding pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax. No claim that remains outstanding has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(d)       There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(e)       With respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(f)       No Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company or any of its Subsidiaries to any employee or individual service provider have been deferred as permitted under the CARES Act and such Taxes have not yet been paid.

(g)       Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which is or was the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Applicable Law or as a successor or transferee, (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than (A) any agreements not primarily related to Tax, (B) any agreements among or between only the Company and any of its Subsidiaries, or (C) the Tax Receivable Agreement) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 (or so much of Section 356 as relates to Section 355) of the Code in the two-year period ending on the date of this Agreement.

(h)       Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

Notwithstanding anything else in this Agreement to the contrary, the representations and warranties set forth in this Section 4.16 and those portions of Section 4.17 that relate to Taxes are the only representations and warranties of the Company being made hereunder with respect to Tax matters.

Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. For each such Company Plan, the Company has made available to Parent a current, accurate and complete copy of such Company Plan and all amendments thereto (or a written summary in the case of an unwritten plan) and, to the extent applicable: (i) any related trust agreement, insurance policy or other funding instrument and all amendments thereto, (ii) any summary plan description or summary of material modifications, (iii) for the most recent plan year, the filed Form 5500 annual report (with applicable schedules and attachments thereto); (iv) the most recent favorable determination letter from the IRS or opinion issued to the prototype sponsor with respect to each such Company Plan intended to qualify under Section 401 of the Code; and (v) any material non-routine communication with any Governmental Authority since January 1, 2022, including any such filings or applications to any Governmental Authority pursuant to any amnesty or correction program.

(b)       (i) Each Company Plan has been established, maintained, operated, funded, invested and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Law, (ii) none of the Company or any Subsidiary has incurred, and, to the Knowledge of the Company, no facts exist which reasonably could be expected to result in, any liability (direct or indirect, contingent or otherwise) to the Company or any Subsidiary with respect to any Company Plan including any liability, tax, penalty or fee under ERISA, the Code or any other Applicable Law (other than to pay premiums, contributions or benefits in the ordinary course consistent with the terms of such plans) and (iii) there have been no prohibited transactions or breaches of any of the fiduciary duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to any of the Company Plans that has resulted, or would reasonably be expected to result in, in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries., except in the case of clauses (i), (ii) and (iii) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each Company Plan intended to be “qualified” under Section 401(a) of the Code is so qualified and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt; and each such Company Plan has received or is eligible to rely upon a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period that the Company Plan is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code; and, nothing has occurred, and, to the Knowledge of the Company, no condition exists, that would reasonably be expected to cause the loss of such qualified status of such Company Plan or result in the loss of qualified or tax-exempt status of each trust intended to qualify under Section 501(a) of the Code.

(c)       Each Company Plan that is subject to Section 409A of the Code has been maintained in writing and operated in all material respects in compliance with Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations). The cancellation and payout of outstanding Company Equity Awards pursuant to Section 2.05 (a) through (c) complies with Section 409A of the Code.

(d)       There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any court, by any Governmental Authority or otherwise with respect to any Company Plan (in each case, other than routine claims for benefits in the ordinary course and consistent with the terms of the plan), in each case, except as has not been, and would not reasonably be expected to be, individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole.

(e)       Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, including termination of employment or other service, (i) other than with respect to the treatment of Company RSUs, Company PSUs, Company Options and any rights under the Company ESPP in accordance with Section 2.05, entitle any Company Service Provider to any payment or benefit, or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any Company Service Provider under any Company Plan or otherwise, (ii) limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by Applicable Law) or (iii) result in any Company Service Provider receiving any “excess parachute payment” (within the meaning of Section 280G of the Code) from the Company or its Subsidiaries (excluding the impact of any arrangements established by, adopted by or entered into with Parent or any of its Affiliates).

(f)       No Company Plan requires any indemnity or gross up or contains any other obligation to reimburse any Company Employee for any Taxes imposed under Section 4999 or 409A of the Code.

(g)       Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has in the past six years sponsored, maintained, contributed to, or is required to sponsor, maintain or contribute to, or has or is reasonably expected to have any liability or other obligation (contingent or otherwise), including as the result of any ERISA Affiliate, with respect to, any (i) Pension Plan; (ii) plan or arrangement providing for post-employment health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state Laws, at the sole expense of such Person and on an after-tax basis); (iii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA: or (iv) trust that is intended to meet the requirements of Section 501(c)(9) of the Code.

(h)       With respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”)): (i) there has not been any failure to satisfy the minimum funding rules under Section 412 of the Code or Section 302 of ERISA for any plan year, (ii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred; (iii) no event has occurred or circumstances exist that would be reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Company Plan; (iv) no amendment has been made or is reasonably expected to be made, to any Company Plan that has required or could require the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code; and (v) all premiums to the PBGC have been timely paid in full, except in the case of clauses (i) through (v) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All liabilities of the Company and its Subsidiaries in connection with the termination of any such employee pension benefit plan that was sponsored, maintained, or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate at any time within the past six years have been fully satisfied.

(i)       Each Company Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA but is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA is an unfunded plan within the meaning under ERISA that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and the Company has made the one-time filing with the Department of Labor with respect to each such plan on a timely basis. No assets of any Company Plan are allocated to or held in a “rabbi trust” or similar funding vehicle and the transactions contemplated by this Agreement will not cause or require the Company or any of its Subsidiaries to establish or make any contribution to a rabbi trust or similar funding vehicle.

(j)       With respect to each Company Plan that is a Multiemployer Plan, (i) neither the Company, any of its Subsidiaries nor their ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied and (ii) no such Company Plan has an “accumulated funding deficiency” within the meaning of Section 302 of ERISA; is in “endangered status” or “critical status;” is a party to a rehabilitation plan; or is in reorganization or insolvent (as those terms are defined in ERISA).

Section 4.18. Employee and Labor Matters. (a) Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to any collective bargaining agreement or other contract with any labor union or other labor organization (each, a “CBA”). Except as is not, and would not reasonably be material to the Company and its subsidiaries taken as a whole (i) since January 1, 2022, no labor union, other labor organization, or group of Company Employees has made a written demand to the Company for recognition or certification, (ii) to the Knowledge of the Company, since January 1, 2022, there have been no labor organizing activities with respect to any Company Employees and no such activities have been threatened, (iii) (A) since January 1, 2022, there have been no unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against the Company or its Subsidiaries, and (B) there is no unfair labor practice charge, labor grievance, labor arbitration, strike, lockout, work stoppage, slowdown, picketing, hand billing or other labor dispute pending as of the date hereof, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

(b)       Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including, but not limited to, Applicable Laws related to terms and conditions of employment, wages and hours, overtime, meal, and rest breaks, employment discrimination, harassment, and retaliation, employee whistle-blowing, reasonable accommodation, employee and independent contractor classification, labor practices, plant closures or layoffs, unemployment insurance, workers’ compensation, family and medical and other leaves of absence, privacy, background checks, drug or alcohol testing, affirmative action, immigration and occupational safety and health requirements.

(c)       There are no currently pending, or to the Knowledge of the Company, threatened, employment-related Proceedings against the Company or its Subsidiaries based on, arising out of, in connection with, or otherwise relating to the employment, application for employment, or termination of any Service Provider by the Company or its Subsidiaries, and no such Proceedings have been brought since January 1, 2022, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.19. Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)       there are no judicial, administrative or other Proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;

(b)       the Company and each of its Subsidiaries have all Permits necessary for their operations as currently conducted to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits;

(c)       the operations of the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws;

(d)       neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries, has released or disposed of any Hazardous Substance on or under real property currently or, to the Knowledge of the Company, formerly owned, leased or operated, by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been disposed, in quantities or concentrations that require investigation, remediation or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law;

(e)       neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Hazardous Substances at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and

(f)       the Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession of the Company or any of its Subsidiaries pertaining to: (i) any unresolved liabilities of the Company or any of its Subsidiaries under Environmental Law; (ii) any releases or disposal of Hazardous Substances by the Company or any of its Subsidiaries or to the extent giving rise to liability for the Company or any of its Subsidiaries in, on, or beneath any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ noncompliance with applicable Environmental Laws, in each case to the extent prepared since January 1, 2022.

Section 4.20. Material Contracts. (a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) (other than a Company Plan or, only for purposes of Section 4.20(a)(i), Section 4.20(a)(ii) and Section 4.20(a)(iii), purchase orders or invoices entered into in the ordinary course of business substantially consistent with the form listed in Section 4.20(a)(i) or Section 4.20(a)(ii) of the Company Disclosure Schedule) to which the Company or any of its Subsidiaries is a party as of the date hereof (together with any contract of the type described in clauses (i) through (xvii) of this Section 4.20(a) entered into after the date of this Agreement and prior to the Closing Date) (each contract of a type described in this Section 4.20(a), a “Material Contract”):

(i)       any contract with a top 20 customer (determined on the basis of the aggregate revenues recognized by the Company and its Subsidiaries during calendar year 2023 through the date hereof);

(ii)       any contract with a top 20 vendor or supplier of goods, services or other assets (determined on the basis of the aggregate dollar volume of purchases made by the Company and its Subsidiaries during calendar year 2023 through the date hereof);

(iii)       any contract that is not a lease for real property and that both (A) requires or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries after the date hereof in an amount having an expected value in excess of $30,000,000 and (B) cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice (for avoidance of doubt, excluding the Tax Receivable Agreement);

(iv)       any contract relating to the acquisition or disposition of any material securities, assets or businesses or exclusive licensing agreement (whether by merger, purchase of stock, purchase of assets or otherwise) that contains any material outstanding non-competition, earn-out or other contingent payment obligations of the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s or any of its Subsidiaries’ receipt or making of future payments in excess of $15,000,000;

(v)       any contract (other than agreements with employees, contractors, consultants, agents or other Persons entered into in the ordinary course of business) for the development of any material Intellectual Property for the benefit of Company or its Subsidiaries;

(vi)       any contract involving the licensing of or other grant of rights in material Intellectual Property (excluding, in each case, (A) licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms with an aggregate annual license fee of less than $1,000,000 and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business);

(vii)       any contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $2,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(viii)       any contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock or voting or equity securities of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock or voting or equity securities or other equity interests of the Company or any of its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;

(ix)       any contract with any Affiliate, director, officer (as such term is defined in the 1934 Act), holder of 1% or more of the shares of capital stock of the Company or, to the Knowledge of the Company, any of their respective Affiliates (other than the Company or its Subsidiaries) or immediate family members (other than (A) any indemnity under the certificate of incorporation and bylaws or other organizational documents of the Company and its Subsidiaries and (B) the Tax Receivable Agreement) that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Form 10-K or proxy statement pertaining to an annual meeting of stockholders;

(x)       any contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or offer or sell any products, assets or services, with or to any Person, or (B) expressly contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person, in the case of this clause (B), to the extent such contract contributed, or, in the event not a contract of the Company or any of its Subsidiaries for the duration of such fiscal year, would reasonably have been expected to contribute, individually, more than $10,000,000 to the revenue of the Company or any of its Subsidiaries for the fiscal year ended December 30, 2023;

(xi)       any partnership, joint venture, joint development, strategic alliance or other similar contract that is material to the Company and its Subsidiaries, taken as a whole;

(xii)       any contract relating to outstanding indebtedness of the Company or the Subsidiaries of the Company, including any indenture, loan or credit agreement, or indebtedness in connection with any settlement facilities or lines of credit or any financial guaranty or credit support, indemnification, assumption or endorsement thereof (in each case whether incurred, assumed, guaranteed or secured by any asset), in each case, in the principal amount of $3,000,000 or more (including any related security or pledge agreements), other than (A) the Tax Receivable Agreement, (B) contracts among the Company and its wholly owned Subsidiaries and (C) contracts relating solely to any construction bond that are entered into in the ordinary course of business;

(xiii)       any contract requiring contributions of capital, capital expenditures or the acquisition or construction of fixed assets in excess of $15,000,000 in the next 12 months (excluding contributions made to the Company by its Subsidiaries);

(xiv)       any contract that is a CBA or other contract with any labor union, organization or association;

(xv)       any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) (A) involving payment by the Company or any of its Subsidiaries after the date hereof in excess of $5,000,000 or (B) that imposes continuing requirements, obligations, liabilities or restrictions after the date hereof that are material to the Company and its Subsidiaries, taken as a whole;

(xvi)       any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (excluding any Company Plan); and

(xvii)       any other contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xvi).

(b)       The Company has made available to Parent an accurate and complete copy of each Material Contract as in effect as of the date hereof. Except for breaches, violations or defaults which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Material Contract, and, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 4.21. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sub limits of such policies have not been exhausted or materially diminished, (iii) all premiums payable under all such policies have been timely paid, the Company and its Subsidiaries are in compliance with all other terms and conditions (including any notification requirements) of all such policies and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination or premium increase has been received with respect to any such insurance policy.

Section 4.22. Products. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the products designed, produced or distributed by the Company do not suffer from any defects that give rise to or would reasonably be likely to give rise to any product liability or warranty claims.

(b)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, (i) no product designed, produced or distributed by the Company has been the subject of any recall or warranty claim, (ii) the Company has not received any written notice alleging material defects in any such product and (iii) to the Company’s Knowledge, none of its customers have terminated or threatened in writing to terminate the distribution or sale of any such product based on any such defects or recalled, or issued a product warning with respect to, any such product.

Section 4.23. Finders’ Fees. Except for Morgan Stanley & Co. LLC and Evercore Group L.L.C., there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any material fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24. Opinions of Financial Advisors. The Company has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Shares in the Merger is fair to such holders from a financial point of view. The Company has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by holders of the Company Common Shares in the Merger is fair, from a financial point of view, to such holders other than Parent or any Subsidiary of Parent, the Company or any Subsidiary of the Company, or holders of the Dissenting Company Shares.

Section 4.25. Antitakeover Statutes. The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

Section 4.26. Affiliate Transactions. Except for directors’ and employment-related contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date of this Agreement, neither any executive officer or director of the Company nor any Principal Stockholder or its Affiliates (other than the Company and its Subsidiaries) is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months, in each case, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act and that have not been disclosed in the Company SEC Documents.

Section 4.27. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Article 5

Representations and Warranties of Parent and Merger Sub

Subject to Section 11.05, except to the extent set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub (a) is a limited liability company or corporation, as applicable, duly formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (b) has all limited liability company or corporate powers required to carry on its business as now conducted, except in the case of this clause (b) where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are indirectly owned by, and at the Effective Time will be indirectly owned by, Parent, free and clear of all Liens, excluding restrictions on transfer arising under applicable securities laws.

Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the limited liability company or corporate, as applicable, powers of each of Parent and Merger Sub and have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of each of Parent and Merger Sub, and no vote of the members of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) compliance with the rules and regulations of the NYSE, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Merger Sub is qualified to do business and (e) any other actions or filings (i) required solely by reason of the participation of the Company (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon Parent or Merger Sub or any of their respective Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of Parent or Merger Sub or any of their respective Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.06. Compliance with Laws. Parent and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Applicable Laws, except for failure to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07. Litigation. As of the date hereof, there is no Proceeding pending, or to the Knowledge of Parent, threatened, against Parent and there is no Order outstanding that in any manner seeks to prevent, enjoin, materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 5.08. Finders’ Fees. Except for Wells Fargo Bank, N.A., there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.09. Financing. (a) Parent has delivered to the Company a true, complete and fully executed copy of a debt commitment letter, dated as of the date of this Agreement (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any fee letter as described below and redacted in accordance with Section 5.09(c), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 6.06, the “Debt Commitment Letter”), from the Debt Financing Sources party thereto confirming their respective commitments to provide Parent with debt financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”) (which may include up to $6,700,000,000 in bridge financing (the “Bridge Financing”) to be utilized in the event the placement of bonds in a comparable amount (the “Bond Financing”) is not consummated).

(b)       The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, the Debt Commitment Letter has not been amended or modified, the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified, and to the knowledge of Parent no such amendment, modification, withdrawal or rescission of the Debt Commitment Letter is currently contemplated or the subject of current discussions (other than amendments to the Debt Commitment Letter to add additional lenders, arrangers and agents or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person, under the Debt Commitment Letter. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full.

(c)       There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no other contracts, arrangements or understandings entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Debt Financing (except for (i) customary fee letters relating to the commitments in the Debt Commitment Letter, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex,” pricing terms, pricing caps and other commercially sensitive terms redacted; provided that Parent represents and warrants that the market flex provisions in such fee letter do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) and (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Debt Financing). As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent on the Closing Date in an amount sufficient to enable Parent and Merger Sub to (A) satisfy all of their obligations required to be satisfied by them under this Agreement at the Closing, (B) consummate the transactions contemplated by this Agreement, including the payment of the Merger Consideration and all other amounts required to be paid at the Closing pursuant to this Agreement, (C) repay, prepay or discharge (after giving effect to the Merger) the principal of, and interest on, outstanding indebtedness for borrowed money of the Company and its Subsidiaries (other than any such indebtedness as is permitted to remain outstanding pursuant to the terms of such Debt Financing) and (D) pay all fees and expenses in connection therewith required to be paid by it at the Closing (collectively, the “Required Funds”).

(d)       Assuming the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Debt Financing (after giving effect to any market flex provisions), together with any cash on hand, available lines of credit and other sources of immediately available funds, will be in an amount not less than the Required Funds. Parent acknowledges and agrees that the availability of funds (including the Debt Financing) will not be a condition to the obligation of Parent or Merger Sub to consummate the transactions contemplated hereby.

Section 5.10. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 in all material respects and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration and the payment of all related fees and expenses), the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.

Section 5.11. Ownership of Common Shares. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, or has been within the past three (3) years, an “associate” of the Company. For purposes of this Section 5.11, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act.

Section 5.12. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Article 6

Covenants of the Company

Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated or permitted by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to (A) conduct its business in accordance with Applicable Law and in the ordinary course of business and (B) preserve intact in all material respects its current business operations, organization, ongoing businesses, license, permits and material business relationships with third parties, including vendors, suppliers, customers, partners and Governmental Authorities and maintaining in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration), in each case, consistent with past practice or customs in the industries in which the Company and its Subsidiaries conduct business (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (ii) shall constitute a breach of clause (i) unless any such action would constitute a breach of such subclause of the following clause (ii)) and (ii) not:

(a)       amend its certificate of incorporation, bylaws or other similar organizational documents of the Company or any of its Subsidiaries, other than immaterial amendments to the organizational documents of the Company’s Subsidiaries that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement;

(b)       (i) adjust, split, combine, subdivide or reclassify any shares of its capital stock, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries to the Company or to other Subsidiaries of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan;

(c)       (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Class A Common Shares upon the settlement or exercise (as applicable) of Company RSUs, Company PSUs, Company Options or Company Warrants, in each case, outstanding on the date of this Agreement (or issued after the date hereof in accordance with the terms of this Agreement, other than Company PSUs) in accordance with their terms, (B) subject to Section 2.05(d), the issuance of shares of Company Class A Common Shares upon the exercise of the rights under the Company ESPP in accordance with the terms thereof as in effect on the date hereof (or as amended after the date hereof in accordance with the terms of this Agreement) and (C) any issuance, delivery or sale among the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (ii) except as required by the terms of any Company Plan as in effect on the date of this Agreement, amend any term of any Company Security or any Company Subsidiary Security; provided, that, notwithstanding the foregoing, the Company shall not issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Class B Common Shares;

(d)       acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or business, division or other business organization in excess of $50,000,000 in the aggregate in any one transaction or series of related transactions (for the avoidance of doubt, it being understood that the foregoing is subject to the provisions of Section 8.01(b));

(e)       enter into any material new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(f)       sell, lease, license, assign or otherwise transfer, abandon or otherwise dispose, voluntarily permit to lapse or expire, encumber or subject to any Lien (in each case, other than Permitted Liens) any businesses, properties or assets of the Company or any of its Subsidiaries, including Company-Owned Intellectual Property, other than (i) such sales, leases, non-exclusive licenses, assignments, transfers, Liens or other dispositions of inventory or other assets that are in the ordinary course of business, (ii) pursuant to existing contracts or commitments or (iii) natural statutory expirations of Company-Owned Intellectual Property, which could not be maintained through applicable filings or payments of fees;

(g)        make or authorize any capital expenditure other than any capital expenditures that when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement, do not exceed the aggregate amount set forth in the Company’s capital expense budget set forth in Section 6.01(g) of the Company Disclosure Schedule plus $5,000,000;

(h)       other than in connection with actions permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

(i)       other than (i) borrowings under the Company’s existing credit agreements in the ordinary course of business and in an aggregate principal amount not to exceed $25,000,000 or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company that exists as of the date hereof, (A) incur (or amend in any material respect the terms of) any indebtedness for borrowed money or any debt securities (or, in each case, guarantees thereof) or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money of any other Person;

(j)       other than in connection with any stockholder or derivative litigation, which is the subject of Section 8.08, commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any Proceedings that would require a payment by the Company in excess of $5,000,000 in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties), other than (i) as required by their terms as in effect as the date hereof or (ii) claims reserved against in the financial statements of the Company (for amounts not materially in excess of such reserves); provided that, the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such waiver, release, assignment, compromise or settlement) to be performed, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(k)       (i) amend or modify in any material respect, waive any material rights under, or voluntarily terminate (other than any termination in accordance with the terms of an existing Material Contract) any Material Contract or (ii) enter into any contract which if entered into prior to the date of this Agreement would have been a Material Contract, in each case other than the automatic renewal or extension of any Material Contract pursuant to its terms or on terms not materially less favorable for the Company or otherwise in the ordinary course of business;

(l)       except to the extent required by Applicable Law (including Section 409A of the Code) or a Company Plan existing as of the date of this Agreement, (i) increase or grant any increase in the compensation or benefits (except as permitted under clause (ii) below) of any current or former Company Service Provider, other than (x) increases in base wages or salary in the ordinary course of business consistent with past practice or (y) increases in annual cash bonus targets in the ordinary course of business consistent with past practice, (ii) amend any Company Plan (other than annual renewals in the ordinary course of business consistent with past practice or any amendment that does not materially increase the benefits under, or materially increase the cost to the Company or any of its Subsidiaries of maintaining, the applicable Company Plan) or establish or adopt any new Company Plan, (iii) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund or secure the payment of, any compensation or benefits under any Company Plan, (iv) amend or modify the terms of any outstanding Company Equity Awards or Company Warrants, (v) provide any obligation to gross-up, indemnify or otherwise reimburse any Company Service Providers for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code, (vi) grant or provide any severance or termination payments or benefits to any Company Service Providers other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice and subject to the execution and non-revocation of a release of claims in favor of the Company and its Subsidiaries, or (vii) hire or fire any employees with annual base compensation of greater than $200,000, except for terminations for “cause” or to the extent consistent with the Company’s employment policies;

(m)       unless required by Applicable Law or pursuant to existing CBAs, (i) enter into or materially amend any CBAs, or (ii) recognize or certify any labor organization or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(n)       adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(o)       change the Company’s methods of financial accounting or make any material change in any method of financial accounting practice or working capital or cash management practice or policy applicable to the Company or its Subsidiaries, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(p)       make, change or revoke any material Tax election, change any Tax accounting period, make any material change in any of its methods of Tax accounting, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment with respect to any material amount of Taxes, enter into any material Tax sharing, closing, or similar agreement in respect of any material Taxes, obtain or request any material Tax ruling, or settle or compromise any material Tax claim, audit or assessment;

(q)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r)       adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan (provided that, for the avoidance of doubt, this Section 6.01(r) shall not limit the Company’s right to take the actions contemplated by Section 6.04 or Section 10.01); or

(s)       agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholders Meeting. The Company shall (a) as soon as reasonably practicable (and in any event within five Business Days) following the date the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call (including establishing a record date for) and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares (the “Company Stockholders Meeting”) to take place within 40 days following the ﬁrst mailing of the Proxy Statement to the Company’s stockholders for purposes of seeking the Company Stockholder Approval, (b) initiate or cause to be initiated a “broker search” in accordance with Rule 14a-13 of the 1934 Act in order for the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Stockholders Meeting in accordance with the DGCL and applicable requirements of the NYSE; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (i) with the consent of Parent or (ii) to the extent the Company believes in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) due to Applicable Law (including fiduciary duties) or a request from the SEC or its staff, (C) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval or (D) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (x) include the Company Recommendation in the Proxy Statement, (y) use its reasonable best efforts to obtain the Company Stockholder Approval and (z) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company agrees to use reasonable efforts to provide Parent periodic updates concerning proxy solicitation results as reasonably requested by Parent (including, if requested, providing daily voting reports to the extent reasonably practicable). In the event that the Board of Directors makes an Adverse Recommendation Change pursuant to Section 6.04 and this Agreement has not been terminated in accordance with its terms in connection therewith, the Company will nevertheless submit this Agreement to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than procedural or routine matters and other matters required by Applicable Law) that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. The Company shall permit Parent and its Representatives to attend the Company Stockholders Meeting.

Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law and other than any such matters that relate to the negotiation and execution of this Agreement (including matters that relate to any Acquisition Proposal or Superior Proposal), in each case, solely for purposes of consummating the Merger (including for integration planning), the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, assets, books and records and personnel (including employees and agents) of the Company and its Subsidiaries, (ii) promptly furnish to Parent and its Representatives such financial and operating data and other information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent Parent has executed a release in a form reasonably satisfactory to the Company’s auditors) as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries (provided that the Company’s investment bankers, attorneys, accountants and other advisors will not be required to furnish to Parent or its Representatives any of their internal documents or materials); provided that, in each case, such access may be limited to the extent, that such access would jeopardize the health and safety of any of its Representatives; provided, further, that the Company may, in its sole discretion, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of Parent and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws), (B) communications between the Company and its investment bankers, attorneys, accountants and other advisors or (C) information protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts; provided that, in the case of clauses (A) and (C), the Company shall use reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not violate any such Applicable Law or jeopardize the protection of the attorney-client privilege. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any intrusive environmental study or assessment with respect to any property of the Company or any of its Subsidiaries without the prior written consent of the Company.

(b)       All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the confidentiality agreement dated as of October 25, 2024, between the Company and Parent (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement.

Section 6.04. No-Shop; Other Offers. (a) No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, shall cause its Subsidiaries as well as the Company’s and its Subsidiaries’ respective officers and directors, and the Company’s financial advisors referred to in Section 4.24, in their capacity as such, not to and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, participate in, engage in or respond to any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or knowingly afford access to the business, properties, assets, books or records, or to any personnel of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party or that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly announce its intention to do the same, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement in accordance with Section 6.02, (B) other than with respect to a tender offer or exchange offer, within 10 Business Days of Parent’s written request, fail to make or reaffirm the Company Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of the Company (provided that Parent shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and for each material modification to such Acquisition Proposal) or (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (C), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal. Subject to Section 6.04(b), the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its Representatives first conducted on or prior to the date hereof with respect to any Acquisition Proposal. Within four Business Days after the date hereof, the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives.

(b)       Exceptions. Notwithstanding anything contained in this Section 6.04 to the contrary, at any time prior to receipt of the Company Stockholder Approval:

(i)       the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide written offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that did not result from a material breach of Section 6.04(a) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any material nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such material nonpublic information or access is provided or made available to Parent or its Representatives substantially contemporaneously with (and in any event within 24 hours of) the time it is provided to such Third Party; provided, further, that if the third Person making such Acquisition Proposal is a competitor of the Company or its Subsidiaries or Parent, the Company shall use reasonable best efforts to not provide any competitively sensitive information to such Person in connection with any actions permitted by this Section 6.04(b)(i) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

(ii)       subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to a bona fide written offer, inquiry, proposal or indication of interest with respect to an written Acquisition Proposal that did not result from a material breach of Section 6.04(a) that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event make an Adverse Recommendation Change, if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors may make an Adverse Recommendation Change unless permitted by this Section 6.04(b)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.04.

(c)       Required Notices. Prior to the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall (i) notify Parent promptly (and in any event no later than 24 hours) (A) of the receipt by the Company of any Acquisition Proposal (including any bona fide offer, inquiry, proposal or indication of interest with respect to thereto) or any amendment or modification to the material terms of any Acquisition Proposal and such notice shall include, to the extent then known to the Company, the identity of the Person making the Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto) and the material terms and conditions thereof (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to the Company or any of its Subsidiaries that describe such material terms and conditions thereof) and (B) of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal and (ii) keep Parent reasonably informed on a reasonably current basis (but in no event less often than once every 24 hours) of any changes (or any material discussions with respect thereto) to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to the Company or any of its Subsidiaries that describe such material terms and conditions thereof) of any Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto).

(d)       Last Look. Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal, the terms thereof and attaching a copy of all proposed agreements (including a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any) and other documents and information contemplated by Section 6.04(c)(i) for the Superior Proposal, if applicable or (B) in the case of an Intervening Event, reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received, the Company shall have and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the Board of Directors to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law, and, in the case of Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) with respect to such additional notice, including clauses (i) through (iii) above.

(e)       Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal, made after the date of this Agreement (but substituting “50%” for all references to “20%” in the definition of such term) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s stockholders (solely in their capacity as such) than the Merger, in each case, taking into consideration (i) all relevant factors (including the identity of the counterparty, the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, legal and financial terms (including any break-up fee), certainty of financing and regulatory approvals and the expected timing and likelihood of consummation and such other factors determined by the Board of Directors in good faith to be relevant)) and (ii) if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.04 that, if accepted by the Company, would be binding upon Parent.

(f)       Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means a material event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not and, in each case, does not relate to an Acquisition Proposal; provided, that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (A) the fact, in and of itself, of the Company meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period or (B) changes in the market price or trading volume of Company Common Shares, provided, that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event, or (C) a breach of this Agreement by the Company or events, facts, circumstance, developments or occurrences resulting from a breach of this Agreement by the Company.

Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Shares from the NYSE and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06. Debt Financing Cooperation.

(a)       The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent that is necessary and customary for financings of the type contemplated by the Debt Commitment Letter as in effect on the date hereof, including using reasonable best efforts in connection with the following:

(i)       participating in a reasonable number of meetings, due diligence sessions, presentations, drafting sessions, lender meetings, “road shows” and similar sessions with the Debt Financing Sources and other prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice;

(ii)       (A) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, prospectuses, prospectus supplements, registration statements, lender and investor presentations, bank information memoranda (including a bank information memorandum that does not include material non-public information and the delivery of customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities; (B) providing a “10b-5” representation by the Company (consistent with the Debt Commitment Letter) and similar marketing documents required in connection with the Debt Financing; (C) (x) furnishing Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable Debt Financing Sources) with historical financial statements of the Company and its Subsidiaries required to be provided to Parent, Merger Sub or the Debt Financing Sources solely pursuant to paragraph 6(b) of Annex B of the Debt Commitment Letter (as in effect on the date hereof) (the “Required Information”) (in each case, which may be satisfied by including such information in the Company SEC Documents), (y) using reasonable best efforts to cause the applicable independent auditors to reasonably cooperate with Parent in connection with the Debt Financing, including by participating in accounting due diligence sessions upon reasonable advance notice and (z) using reasonable best efforts to obtain the consent of, and facilitate the delivery of, customary “comfort letters” (including as to customary negative assurance) for a Rule 144A private placement of debt securities from, the applicable independent auditors if reasonably necessary or customary for Parent’s use of the financial statements of the Company and its subsidiaries in any marketing or offering materials to be used in connection with the Debt Financing;

(iii)       participating in meetings with ratings agencies at mutually convenient times on reasonable notice and providing other customary assistance in connection with any ratings agency processes;

(iv)       furnishing, at least three Business Days prior to the Closing, such documentation and information as is reasonably requested in writing by the Parent at least 10 Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230;

(v)       (A) providing customary assistance to Parent and Merger Sub in connection with the preparation of any pledge and security documents and other definitive financing documents, including cooperation in connection with the payoff of existing Indebtedness under the Company Credit Agreement, the 2027 Notes Indenture, the 2029 Notes Indenture and the 2031 Notes Indenture, and the release of related Liens, (B) executing and delivering any credit or purchase agreements, indentures, pledge and security documents, guarantees, mortgages, deeds of trusts, other definitive financing documents and schedules thereto or other requested certificates or documents; provided that (x) none of the foregoing agreements, documents or certificates shall be executed and/or delivered, except in connection with the Closing and (y) the effectiveness thereof shall be conditioned upon, or become operative only after or concurrently with, the occurrence of the Closing and (C) facilitating the obtaining of guarantees and pledging of collateral, granting of security interests and other similar matters ancillary to the Debt Financing, in each case as may be reasonably requested by Parent;

(vi)       providing customary preliminary “flash” numbers in connection with any Marketing Period occurring between ten (10) and forty (40) days following the end of one of the Company’s fiscal quarters and a chief financial officer certificate relating to such customary preliminary “flash” numbers;

(vii)       taking certain corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and

(viii)       providing reasonable and customary cooperation to Parent, Merger Sub and the Debt Financing Sources (or third party evaluators on their behalf) in obtaining customary appraisals and field exams in connection with the Debt Financing upon reasonable prior notice during normal business hours and in providing such available information as is reasonably requested to assist Parent and Merger Sub in their preparation of borrowing base certificates in connection with the Debt Financing and in the determination of eligible borrowing base assets, in each case, to the extent customary to obtain any portion of the Debt Financing consisting of an asset-based credit facility.

(b)       Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries to:

(i)       take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement by the Company;

(ii)       take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law, or result in the contravention of, or violation of breach of, or default under, any contract to which the Company or any of its subsidiaries is a party;

(iii)       take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;

(iv)       execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(v)       pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date;

(vi)       provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or contract;

(vii)       subject the Company or any of its Subsidiaries, respective directors, managers, officers or employees to any actual or potential personal liability;

(viii)       cause the directors and managers of the Company and its Subsidiaries to adopt resolutions (or take other corporate action) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company and the applicable Subsidiaries on and after the Closing Date and such resolutions (or take other corporate action) are contingent upon the occurrence of, or only effective as of, the Closing;

(ix)       waive or amend any terms of this Agreement or any other contract to which the Company or its Subsidiaries is party; or

(x)       take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Commitment Letter, the definitive documents related to the Debt Financing or any information utilized in connection therewith (in each case, except following the Closing).

(c)       Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates, and the foregoing obligations shall survive the termination of this Agreement.

(d)       All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(e)       Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any alternative Debt Financing or on the performance of any party to the Debt Commitment Letter.

(f)       Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including the condition set forth in Section 9.02(a)(i) as it applies to the Company’s obligations under this Section 6.06), the Company’s obligations under this Section 6.06 shall be deemed satisfied unless (i) the Company has willfully and materially breached its obligations under this Section 6.06, (ii) Parent has promptly notified the Company of such breach and (iii) such breach substantially contributed to Parent or Merger Sub’s failure to receive any material portion of the proceeds of the Debt Financing.

Section 6.07. Tax Receivable Agreement. The Company shall use its reasonable best effort to cause the provisions of the Tax Receivable Agreement to be terminated on or before the Closing Date.

Article 7

Covenants of Parent

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation to do the following:

(a)       For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by the DGCL or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), advance fees, costs and expenses (including reasonable attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided that such Indemnified Person agrees in advance to return any such funds to which it is determined in a final, non-appealable judgment that such Indemnified Person is not ultimately entitled to indemnification. Notwithstanding anything to the contrary in this Agreement, Parent and the Surviving Corporation shall control any action for which indemnification may be sought by an Indemnified Person pursuant to this Agreement, and no Indemnified Person shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek termination of, any such action without the Surviving Corporation’s prior written consent. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation. At its own expense, an Indemnified Person may, but will not be obligated to, employ separate counsel and participate in the defense of any action involving such Indemnified Person and so controlled by the Surviving Corporation; provided that if (i) the named parties to any such action include the Surviving Corporation and such Indemnified Person and such Indemnified Person is advised in writing by its own counsel that there are legal defenses available to it that are different from or additional to those available to the Surviving Corporation or any other Indemnified Person that is party thereto, (ii) a conflict of interest exists between such Indemnified Person and the Surviving Corporation or (iii) the Surviving Corporation and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel for such Indemnified Person, then in each such case such Indemnified Person will be entitled to obtain its own separate counsel and the Surviving Corporation shall pay the reasonable and documented fees and expenses of such counsel. The Surviving Corporation shall not settle any action that is indemnifiable pursuant to this Section 7.02, except (A) with the consent of the applicable Indemnified Persons, which consent shall not be unreasonably withheld, conditioned or delayed or (B) if such settlement or compromise includes an unconditional release thereof from all liability arising out of such action. No Indemnified Person will be liable for any settlement entered into in contravention of the foregoing sentence.

(b)       For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)       From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that exists as of the date hereof, and not, without the written agreement of the Indemnified Person, amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)       Prior to the Effective Time, (x) the Company shall, (y) if Parent elects, Parent shall, or (z) if the Company is unable to, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) as of the Effective Time, purchase (and fully pay the premium for) a prepaid, noncancellable “tail policy” on terms and conditions (in both amount and scope) no less favorable than the current directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof; provided that the Company shall not be permitted to pay a premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies for any such extension policy without Parent’s prior written consent. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence a premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)       If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(f)       The rights of each Indemnified Person under this Section 7.02 will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03. Employee Matters. (a) The Company and Parent hereby acknowledge and agree that a “Change in Control” (or similar phrase) within the meaning of any Company Plan will occur as of the Effective Time.

(b)       For the period commencing at the Effective Time and ending on the date that is 12 months thereafter (or, if shorter, the employee’s remaining period of employment), Parent shall cause the Surviving Corporation and/or its Subsidiaries to provide each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time whose employment continues with the Surviving Corporation or any of its Subsidiaries after the Effective Time (each, a “Continuing Employee”) (i) an annual rate of base salary or wages, as applicable, that is no less favorable than the annual rate of base salary or wages provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target annual cash bonus or other short-term cash incentive opportunities that are no less favorable than the target annual cash bonus or other short-term cash incentive opportunities provided to such Continuing Employee as of immediately prior to the Effective Time, (iii) employee benefits (excluding equity and other long-term incentive compensation and awards, change in control and retention bonuses, defined benefit pension plans, nonqualified deferred compensation, post-employment welfare benefits and severance) that, on an aggregate basis, are at least substantially comparable to the employee benefits (excluding equity and other long-term incentive compensation and awards, change in control and retention bonuses, defined benefit pension plans, nonqualified deferred compensation, post-employment welfare benefits and severance) provided to such Continuing Employee as of immediately prior to the Effective Time, and (iv) severance protections no less favorable than those set forth on Section 7.03(b) of the Company Disclosure Schedule. Notwithstanding the foregoing, nothing herein obligates Parent to provide compensation and/or benefits to employees covered under any collective bargaining agreement that are outside the terms of the collective bargaining agreement.

(c)       Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to, use commercially reasonable best efforts to, (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) and in which such Continuing Employees may be eligible to participate for the plan year which includes the Effective Time to the extent such pre-existing condition or waiting period was not applicable as of immediately prior to the Effective Time under any similar Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement), and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under the group health plan of the Company or any of its Subsidiaries within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) for the plan year which includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the similar group health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries within the meaning of Section 5000(b)(1) of the Code (including any flexible spending account or similar arrangement) for the plan year which includes the Effective Time, if and to the extent the claims incurred and amounts paid by, and amounts reimbursed to, the Continuing Employee under the Company Plan for the plan year which includes the Effective Time can be reasonably substantiated and only if permitted under the insurance policies or other funding vehicles under the similar group health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries after the Effective Time. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Subsidiary to, give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of (i) eligibility and vesting and (ii) vacation and severance benefit levels (and not for purposes of benefit accruals under any other benefit plans) under any employee benefit plans, programs, policies, agreements and arrangements maintained by Parent, the Surviving Corporation or an applicable Subsidiary in which any Continuing Employee may be eligible to participate after the Effective Time, to the same extent that such service was credited under any similar Company Plan immediately prior to the Effective Time; provided that such credit for service shall not apply to the extent it would result in a duplication of benefits or compensation or for any other purpose.

(d)       With respect to annual bonuses relating to the performance year in which the Effective Time occurs, Parent shall cause each Continuing Employee who remains employed through the date that such bonuses would be paid in the ordinary course of business to receive an amount in respect of such bonus that is no less than what has been accrued by the Company through the Effective Time (with such accruals projected forward through the Effective Time to the extent not fully accrued through the Effective Time) in respect of such bonus and reflected in the Company’s financial statements.

(e)       At least 10 days (or such shorter period agreed to by the parties) prior to the Closing Date, to the extent that Parent has requested it in writing at least 30 days prior to the Closing Date (or such shorter period reasonably agreed to by the parties), the Company shall take, and shall cause its Subsidiaries to take, all actions that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more of the Company Plans (to the extent permitted under the terms of such Company Plan) to terminate as of a date on, immediately before or after the Effective Time (as determined by Parent), (ii) cause benefit accruals and entitlements under any Company Plan to cease as of a date on, immediately before or after the Effective Time, (iii) use commercially reasonable efforts to cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Plan for such period as may be reasonably requested by the Parent, and/or (iv) facilitate the merger of any Company Plan into any Parent plan in accordance with Applicable Law. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 7.03(e) shall be subject to Parent’s reasonable prior review and approval, which will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no such Company Plan amendments, modifications or terminations shall in any way reduce, mitigate or eliminate Parent’s obligations under Section 7.03(a).

(f)       In the event that Parent requests that the Company’s 401(k) plan (the “Company 401(k) Plan”) be terminated pursuant to Section 7.03(e), the Company and Parent shall take all actions as may be reasonably required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, the Continuing Employee’s plan loan promissory note, or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan. In the event that Parent requests that the Company 401(k) Plan be terminated pursuant to Section 7.03(e), each Continuing Employee shall be eligible to become a participant in the Parent 401(k) Plan as soon as administratively practicable after the Effective Time (giving effect to the service crediting provisions of Section 7.03(c)).

(g)       Prior to making any broad-based written or formal oral communications to the directors or employees (including any officers) of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and provide reasonable comments on the communication. The Company and Parent shall cooperate in providing any such mutually agreeable communication.

(h)       Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.03. Nothing herein shall, or shall be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Affiliates; (ii) alter or limit Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement, (iii) be treated as an amendment to any Company Plan or any compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, or any of their respective Affiliates, or obligate Parent, the Surviving Corporation or any of their respective Affiliates to maintain any particular benefit plan, program, policy, agreement or arrangement, or (iv) confer upon any Company Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 7.04. Debt Financing Covenants. (a) Parent and Merger Sub shall (and shall cause their Subsidiaries to) use their reasonable best efforts to arrange and obtain the Debt Financing, including using their reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms taken as a whole, not materially less favorable to Parent and Merger Sub, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions that are within their control and applicable to Parent and Merger Sub to funding the Debt Commitment Letter and such definitive agreements related thereto, (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce their rights under the Debt Commitment Letter.

(b)       Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letter and shall give the Company notice of any material adverse change with respect to the Debt Financing as promptly as practicable. Parent and Merger Sub shall give the Company prompt notice (i) of the termination, repudiation, rescission, cancellation or expiration of the Debt Commitment Letter or the definitive agreements related to the Debt Financing, (ii) of any material breach or material default by any party to the Debt Commitment Letter, or any definitive agreements related to the Debt Financing, in each case of which Parent or Merger Sub becomes aware, (iii) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (A) actual or threatened breach of Parent’s or Merger Sub’s (or any of their respective Subsidiaries’) obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing, or actual default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of the Debt Commitment Letter) or (B) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing and (iv) of the receipt of any written notice or other written communication on the basis of which Parent expects that a party to the Debt Financing will fail to fund the Debt Financing or is reducing the amount of the Debt Financing. As soon as reasonably practicable, but in any event within three Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence; provided that none of Parent or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of Parent upon advice of outside counsel, is subject to attorney-client privilege or which would be in violation of any confidentiality obligation.

(c)       For the avoidance of doubt, Parent shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under the Debt Commitment Letter, including to (i) add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) terminate or reduce any commitments under the Debt Commitment Letter in order to obtain alternative sources of debt financing in lieu of all or a portion of the Debt Financing, including in connection with a private placement of securities pursuant to Rule 144A under the 1933 Act; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions existing on the date of this Agreement)) such that Parent and Merger Sub would not have the Required Funds (after taking into account funds otherwise actually available from internally generated cash flow), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter, (C) adversely change the timing of the funding of the Debt Financing thereunder in a manner that is reasonably expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement or (D) otherwise materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement. Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of the Debt Commitment Letter.

(d)       In the event that any portion of the Debt Financing necessary for Parent to consummate the Closing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 9.03), (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event (but in no event later than the last day of the Marketing Period), any such portion from alternative sources (an “Alternative Financing”) on terms that (1) taken as whole, are no more adverse to Parent and Merger Sub than the existing Debt Commitment Letter (including after giving effect to the market flex provisions), (2) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing set forth in the existing Debt Commitment Letter and (3) do not reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement and (B) provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 5.09, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 7.04, the “Alternative Financing Commitment Letter”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Alternative Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions) or agree to any term (including any market flex term) less favorable to Parent than such term contained in the Debt Commitment Letter as in effect on the date hereof (including the market flex provisions).

(e)       For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 7.04 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.

Article 8

Covenants of Parent and the Company

Section 8.01. Regulatory Undertakings. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), all actions (including instituting or defending any Proceeding), and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event, at least five Business Days prior to the Outside Date), including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper, or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event, at least five Business Days prior to the Outside Date).

(b)       In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and Parent shall cause its Affiliates to) make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as reasonably practicable and in any event within 10 Business Days after the date hereof (unless the revised rules governing the form and information required in such filings under the HSR Act, published in the Federal Register on November 12, 2024, are in effect at the time such a filing would have to be made, in which case the Notification and Report Form pursuant to the HSR Act shall be filed as promptly as reasonably practicable), and such filings shall request early termination of any applicable waiting period under the HSR Act, and (ii) any other required filings pursuant to applicable Competition Laws as promptly as practicable after the date hereof. To facilitate these filings, each of the Company and Parent shall (and Parent shall cause its Affiliates to) furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other Competition Laws as promptly as practicable.

(c)       If any objections are asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, or any other applicable Competition Law, or any other Applicable Law, or if any Proceeding is instituted or threatened by any Governmental Authority challenging any of the transactions contemplated by this Agreement, Parent and the Company shall take, or cause to be taken (including by causing their Affiliates to take), all actions necessary to resolve such objections or Proceedings as promptly as practicable and obtain any needed authorization, consent or approval of a Governmental Authority or avoid or eliminate any impediments under the HSR Act, any such other Competition Law, or other Applicable Law. Without limiting the foregoing, in connection with any such objection or Proceeding (including solely for the purposes of clause (G) of this Subsection 8.01(c), any Proceeding instituted or threatened by a Third Party), Parent shall, and shall cause its Subsidiaries and Affiliates to, (i) take any such actions as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act, any such other Competition Law, or other Applicable Law so as to enable the consummation of the transactions hereby to occur no later than 5 Business Days prior to the Outside Date, including (A) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective Affiliates, (B) terminating, amending or assigning any existing relationships and contractual rights and obligations, (C) terminating any venture or other arrangement, (D) granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (E) imposing limitations on Parent, Merger Sub, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuating any other change to, or restructuring of, Parent, the Company or any of their respective Affiliates, and (G) opposing (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for, the entry of, and seek to have vacated or terminated, any Order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal, in each case, as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act, any such other Competition Law, or any other Applicable Law or (y) by any domestic or foreign court or other tribunal in any Proceeding challenging such transactions as violative of any Competition Law or any other Applicable Laws, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement and (ii) not take any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any Person) if such action would (A) reasonably be expected to make it materially more likely that there would arise any impediments under any Competition Law or any other Applicable Laws that may be asserted by any Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as practicable or (B) impose any material delay in the expiration of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement (the actions set forth in clauses (A) through (F) of this Section 8.01(c)(i) referred to collectively as, “Regulatory Actions”); provided, however, that nothing in this Section 8.01(c) shall require Parent or its Subsidiaries to (and, except as otherwise permitted by Section 6.01, the Company and its Subsidiaries shall not, without Parent’s prior written consent) agree to or take any Regulatory Action with respect to any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates), that generated in the aggregate EBITDA during the fiscal year ended December 31, 2024 in excess of $25,000,000 (the “Cap”), provided, however, that Parent can compel the Company to use its reasonable best efforts (and to cause the Company’s Subsidiaries to use their reasonable best efforts) to take any of the actions referred to in this sentence (or agree to take such actions) with respect to the assets, licenses, operations, rights, product lines, businesses or interests of the Company and its Subsidiaries so long as the effectiveness of such action is contingent upon the consummation of the transactions contemplated by this Agreement.

(d)       Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other may party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Competition Law. Notwithstanding anything to the contrary in this Agreement, and without limiting or expanding the rights and obligations set forth in this Section 8.01, Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder; provided that Parent reasonably consults with, and considers in good faith, the input of the Company; provided, further, that Parent shall not extend any waiting period under the HSR Act or under any other applicable Competition Law or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the Company, which, in the case of the extending any such waiting period, shall not be unreasonably withheld.

(e)       Parent shall pay and be responsible for all filing fees incurred in connection with the matters contemplated by this Section 8.01.

Section 8.02. Certain Filings. (a) As promptly as practical following the date of this Agreement (any in any event, no later than 15 Business Days after the date of this Agreement, unless the parties otherwise agree in writing), the Company shall prepare (with the assistance and cooperation of Parent as reasonably requested by the Company) and file or cause to be filed with the SEC a preliminary proxy statement relating to the Company Stockholders Meeting (as amended or supplemented, the “Proxy Statement”).

(b)       The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(c)       Each of Parent and Merger Sub shall, upon the Company’s request, promptly furnish to the Company all information concerning itself, its Subsidiaries, directors and officers as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to the SEC or the NYSE in connection with the Proxy Statement. Parent and the Company shall each use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing. Prior to each filing of the Proxy Statement or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give reasonable and good-faith consideration to any comments made by Parent and its counsel in connection with any such document or response. The Company shall provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.

(d)       The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply as to form in all material respects with applicable Law, including the provisions of the 1934 Act and the rules and regulations thereunder. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)       If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.02(e).

Section 8.04. Merger without Meeting of Stockholders. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger in accordance with and subject to the terms and conditions of this Agreement. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Class A Common Shares (as well as Company RSUs, Company PSUs, Company Options and other derivative securities of Company Class A Common Shares) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good-faith failure to comply with this Section 8.07 shall not constitute a breach of this Section 8.07, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.08. Litigation and Proceedings. The Company shall promptly notify Parent of any action brought by stockholders of the Company against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise). Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than Proceedings between or among the parties hereto, the Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, including by giving Parent an opportunity to participate, at Parent’s expense, in such litigation or other Proceedings; and provided, further, that other than Proceedings between or among the parties hereto, the Company agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.09. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.10. Treatment of Company Credit Agreement. If requested by Parent, at or immediately prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the administration agent under the Company Credit Agreement, and shall use its reasonable best efforts to make arrangements for the release of all Liens and other security over the Company’s and its Subsidiaries’ properties and assets securing such obligations on or immediately prior to the Effective Time (subject to delivery of funds as arranged by Parent).

Section 8.11. Treatment of Company Indentures. To the extent requested by Parent and permitted by the terms of the Company Indentures, the Company shall cooperate with Parent in an offer to purchase at or immediately prior to the Effective Time all of the outstanding aggregate principal amount of the notes outstanding under the Company Indentures or any other action with respect to such notes reasonably requested by Parent including delivering (or instructing the applicable trustee to deliver) notices of redemption for the Company Indentures; provided that (a) in no case will the Company be required to accept for payment any such notes prior to the Effective Time and (b) Parent agrees to reimburse the Company and its Subsidiaries and hold them harmless from and against any liabilities, losses, costs and expenses incurred in connection with such offer. Such notices of redemption shall be conditional upon the Closing. The Company shall reasonably assist Parent in connection with the preparation of such notices of redemption and all other documents as may be required to affect such redemptions, the discharge of the related indentures and the release of liens in connection therewith, as reasonably requested by Parent, immediately following the Closing on the Closing Date.

Article 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)       the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b)       no Order issued by any court of competent jurisdiction or other Governmental Authority, or Applicable Law prohibiting, rendering illegal or permanently enjoining the consummation of the Merger shall be in effect;

(c)       each approval, as required by the applicable Governmental Authority, set forth in items 1, 2, 4 and 5 of Section 4.03 of the Company Disclosure Schedule shall have been obtained; and

(d)       any applicable waiting period (including any extension thereof and any timing agreement with a Governmental Authority) under the HSR Act and the Competition Act (Canada) relating to the Merger shall have expired or been terminated.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions:

(a)       (i) the Company shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05(a) and (b) (Capitalization), Section 4.23 (Finders’ Fees), Section 4.24 (Opinion of Financial Advisor) and Section 4.25 (Antitakeover Statutes) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications, (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (v) Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in foregoing clauses (i) – (iv) have been satisfied.

(b)       Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions: (a) each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (b) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-Contravention), Section 5.08 (Finders’ Fees) and Section 5.10 (Solvency) that (i) are not qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (ii) are qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Parent Material Adverse Effect or other materiality qualifiers qualifications, (c) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (c) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (d) the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in foregoing clauses (a) – (c) have been satisfied.

Article 10

Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company and with any termination by Parent also being an effective termination by Merger Sub):

(a)       by mutual written agreement of the Company and Parent;

(b)       by either the Company or Parent, if:

(i)       the Merger has not been consummated on or before 5:00 p.m. Eastern time on August 24, 2025 (the “Initial Outside Date”, and as may be extended pursuant to this Section 10.01(b)(i), the “Outside Date”); provided, however, that the Initial Outside Date shall be automatically extended until 5:00 p.m. New York City time on November 24, 2025 (the “First Extended Outside Date”) if, on the Initial Outside Date, any of the conditions to Closing set forth in Section 9.01(b) (to the extent that the failure of such condition to be satisfied arises from an applicable Competition Law) or Section 9.01(d) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date); provided further that the First Extended Outside Date shall be automatically extended until 5:00 p.m. New York City time on February 24, 2026, if, on the First Extended Outside Date, any of the conditions to Closing set forth in Section 9.01(b) (to the extent that the failure of such condition to be satisfied arises from an applicable Competition Law) or Section 9.01(d) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date); provided, further, that in the event the Marketing Period has commenced (or would have commenced but for the application of clause (iii) or (v) of the definition of Marketing Period) but has not completed or has been terminated as of the Outside Date, the Outside Date shall be automatically extended to the date that is seven Business Days following the then-expected end date of the Marketing Period (assuming, if the Marketing Period has not yet started due to the application of clause (iii) or (v) of the definition of Marketing Period or has been terminated pursuant to clause (ii) of the definition of Marketing Period, that the Marketing Period begins as provided therein, and which expected end date shall be further extended if the Marketing Period restarts as a result of the application of clause (ii) in the definition of Marketing Period); provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall (A) not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has materially contributed to or resulted in the failure of the Closing to occur on or before the Outside Date and (B) be subject to the last sentence of Section 11.13 in all respects;

(ii)       there shall be any Order issued by any court or other Governmental Authority of competent jurisdiction rendering illegal, or permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided that, at the time at which such Person would otherwise exercise such termination right, the material breach by such Person (and, in the case of Parent, Merger Sub’s) of its (or their) obligations under this Agreement has not materially contributed to, or resulted in, the events specified in this Section 10.01(b)(ii); or

(iii)       at the Company Stockholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Stockholder Approval shall not have been obtained; or

(c)       by Parent:

(i)       prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or

(ii)       if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from Parent (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if Parent or Merger Sub is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 9.03(a); or

(d)       by the Company, if:

(i)       prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance and compliance with Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04; or

(ii)       a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 9.03 not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Company (or, if earlier, five Business Days prior to the Outside Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 9.02(a).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of this Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 11.04(c) and Section 11.04(d) in all respects, no party shall be relieved of liability to the extent such termination shall result from the fraud or any material and willful breach of this Agreement by a party prior to termination, and in each such case, such party shall be fully liable for any and all liabilities and damages that were incurred or suffered by the other parties as a result of such failure or breach (which the parties acknowledge and agree may not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by a party’s stockholders (including, in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of the Company’s stockholders and taking into consideration all other relevant matters, including other combination opportunities and the time value of money), which may be deemed in such event to be damages of such party as determined by the trier of fact). The Confidentiality Agreement and the provisions of this Section 10.02, Section 6.03(b), Section 8.02(e), this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01; provided that in the event that this Agreement is terminated pursuant to Section 10.01(d)(i), effective immediately as of such termination, Section 9 of the Confidentiality Agreement shall be of no further force and effect.

Article 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Quikrete Holdings, Inc.

5 Concourse Parkway

Suite 1900

Atlanta, GA 30328

Attention:	Nick Ivezaj

E-mail:	[***]

with a copy, which shall not constitute notice, to:

Troutman Pepper Hamilton Sanders LLP

600 Peachtree St. NE, Suite 3000

Atlanta, Georgia 30308

Attention:	David Ghegan; Steven Khadavi

E-mail:	david.ghegan@troutman.com

steven.khadavi@troutman.com

if to the Company, to:

Summit Materials, Inc.

1801 California St. Ste. 3500

Denver, CO 80212

Attention:	Christopher B. Gaskill

E-mail:	[***]

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	James P. Dougherty
Evan Rosen

E-mail:	james.dougherty@davispolk.com
evan.rosen@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03. Amendments and Waivers. (a) Subject to Section 11.14, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses & Fees. (a) General. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)       Termination Fee.

(i)       If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) to enter into a written definitive agreement with a Third Party or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent in immediately available funds $279,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii)       If, prior to receipt of the Company Stockholder Approval, (A) this Agreement is validly terminated by (1) Parent or the Company pursuant to (x) Section 10.01(b)(i) (Outside Date) and at the time of such termination the Company Stockholder Approval has not been received or (y) Section 10.01(b)(iii) (Company No Vote) or (2) by Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least two Business Days prior to such termination of this Agreement and (C) within 12 months following such termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal that is subsequently consummated, then the Company shall concurrently with such consummation or entry into a definitive agreement, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 11.04(b)(ii), all references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%).”

(c)       Each party agrees that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) (and that neither such amount is excessive or unreasonably large, given the parties’ intent and dealings with each other) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.

(d)       Notwithstanding anything herein to the contrary (but subject to Section 11.04(e)), Parent and Merger Sub agree that, except in the case of fraud by the Company, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee is paid in full, the receipt by Parent of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement. Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, nothing in this Section 11.04(d) shall limit any remedies of Parent or the Company prior to any such termination of this Agreement under circumstances where the Company Termination Fee is payable pursuant to this Section 11.04, including specific performance pursuant to Section 11.13. In no event will any party be entitled to receive both (A) a grant of specific performance which results in the consummation of the Closing as contemplated in this Agreement and (B) payment of the Company Termination Fee.

(e)       If the Company or Parent fails to promptly pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the other for such amount or any portion thereof, the responsible party will pay the other its reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on such amount due or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

Section 11.05. Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in the corresponding section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule or Parent Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule and Parent Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule or Parent Disclosure Schedule is being provided solely for the purpose of making disclosures under this Agreement. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 11.06. Binding Effect; Third Party Beneficiaries; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provision of Section 7.02, which shall insure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; (ii) the right of any holders of Company Common Shares, Company RSUs, Company PSUs, Company Warrants and Company Options to receive the Merger Consideration following the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement (including Section 11.04(d)); and (iii) the right of the Company, on behalf of the holders of Company Common Shares, Company RSUs, Company PSUs, Company Warrants and Company Options (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 11.13, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.

(b)       No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that either Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) another wholly owned direct or indirect Subsidiary of Parent or (ii) after the Effective Time, to any Person (provided that, in each case, no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement or enlarge, alter or change any obligation of any party hereto or due to Parent or Merger Sub). Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction. Any and all claims, controversies, causes of action, or other Proceedings arising out or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction.

Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with, this Agreement shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state courts, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written definitive agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, solely for purposes of Section 251 of the DGCL, the Company Disclosure Schedule is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger.”

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Section 11.14. Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company and Parent, on behalf of themselves and their Subsidiaries, hereby: (a) (i) agree that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and (ii) irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agree not to bring or support, or permit any of their Affiliates to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agree that service of process upon the Company or Parent, or any of their Subsidiaries in any such action or proceeding shall be effective if notice is given in accordance with Section 11.01, (d) waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (e) waive, to the fullest extent permitted by Applicable Law, all rights of trial by jury in any action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (f) agree that (i) the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in Section 11.04(b) (solely to the extent that it relates to the Debt Financing Sources) and this Section 11.14 and (ii) such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.14) together with Section 11.07 shall not be amended in any way adverse to any Debt Financing Source Related Parties without the prior written consent of each related Debt Financing Source. Without limiting Parent’s rights to enforce specifically (or otherwise) the terms and provisions of the Debt Commitment Letter against the Debt Financing Sources Related Parties, (a) no party hereto nor any of their Affiliates (other than Parent and Merger Sub) shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any party hereto (other than Parent and Merger Sub) in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Sources Related Party will have any liability to the Company or any of its Subsidiaries in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. Without limiting Parent’s rights to enforce specifically (or otherwise) the terms and provisions of the Debt Commitment Letter against the Debt Financing Sources Related Parties, no Debt Financing Sources Related Party will be liable for any indirect, consequential, special or punitive damages in connection with this Agreement or any other element of the Merger. For the avoidance of doubt, nothing in this Section 11.14 shall limit the rights of the Parent against the Debt Financing Sources under the Debt Commitment Letter or any definitive documentation with respect to the Debt Financing. This Section 11.14 will, with respect to the matters referenced herein, supersede any provisions of this Agreement to the contrary. The provisions of this Section 11.14 will survive any termination of this Agreement.

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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SUMMIT MATERIALS, INC.

By:	/s/ Anne P. Noonan
Name: Anne P. Noonan
Title: President, Chief Executive Officer and Director

[Signature Page to Merger Agreement]

QUIKRETE HOLDINGS, INC.

By:	/s/ William R. Magill
Name: William R. Magill
Title: Chief Executive Officer

SOAR SUBSIDIARY, INC.

By:	/s/ William R. Magill
Name: William R. Magill
Title: Chief Executive Officer

[Signature Page to Merger Agreement]